Exhibit 10.32

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of November 8, 2012, by and between XenoPort, Inc., a Delaware corporation (the “Company”), and Glaxo Group Limited, a company existing under the laws of England and Wales (the “Purchaser”).

WHEREAS, the parties have entered into the Termination and Transition Agreement, dated as of the date hereof, by and between the Company and the Purchaser (the “Termination and Transition Agreement”);

WHEREAS, in connection with the Termination and Transition Agreement, the Purchaser wishes to purchase at the Initial Closing (as defined below), upon the terms and conditions stated in this Agreement, US$20,000,000 of common stock of the Company, par value US$0.001 per share (the “Common Stock”), in cash as set forth herein;

WHEREAS, the Purchaser wishes to grant to the Company the one-time option exercisable pursuant to the conditions specified herein (the “Put Option”), to require the Purchaser to purchase for cash up to an additional US$20,000,000 of Common Stock;

WHEREAS, the sale of the shares of Common Stock as set forth herein is being undertaken in reliance upon a valid exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Company and the Purchaser wish to agree to certain other rights and obligations in connection with the purchase, ownership, transfer and sale of the shares of Common Stock as set forth herein.

NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; PUT OPTION

1.1 Purchase of the Initial Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Initial Closing, and the Company agrees to sell and issue to the Purchaser, 1,841,112 shares of Common Stock, free and clear of any liens and encumbrances (the “Initial Shares”), at a price per share equal to US$10.863 (which equals 112.5% of the average of the closing prices of the Common Stock, as reported by The NASDAQ Stock Market (“Nasdaq”), for the 10 Trading Days (as defined below) ending on the last Trading Day immediately preceding October 31, 2012) (the “Initial Issue Price”), for an aggregate purchase price of US$20,000,000 (the “Aggregate Purchase Price”).

1.2 Initial Closing Date. The purchase and sale of the Initial Shares shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, on the date that is the second Trading Day after the date of this Agreement, or such other date as the Company and the Purchaser mutually agree (the “Initial Closing”). The date and time of the Initial Closing is hereafter referred to as the “Initial Closing Date.”

1.3 Form of Payment; Delivery of Shares. On the Initial Closing Date, (i) the Purchaser shall pay the Aggregate Purchase Price to the Company by wire transfer of immediately available funds denominated in U.S. dollars to the account of the Company previously designated in writing to the Purchaser, and (ii) the Company shall have executed and delivered a copy of irrevocable instructions to the transfer agent for the Company (the “Transfer Agent”) to deliver to the Purchaser the Initial Shares, represented in a restricted, electronic book-entry account (the “Restricted Electronic Shares”) maintained by the Transfer Agent on behalf of the Purchaser, with such evidence of such Restricted Electronic Shares delivered to the Purchaser within three Trading Days of the Initial Closing. The Initial Shares (and, if any stock certificates are subsequently issued representing the Initial Shares, such stock certificates (any such stock certificates, together with any Restricted Electronic Shares or unrestricted book entry electronic shares, the “Stock Certificates”)) shall be subject to the legends required pursuant to Section 2.12 hereof.

1.4 Put Option. Beginning on the Initial Closing Date and ending on the date that is six months after the Initial Closing Date (the “Put Exercise Period”), the Company shall have a one-time right, but not an obligation, to exercise the Put Option by electing on any Trading Day during the Put Exercise Period (the date of the notice of such election in the United States, the “Put Exercise Date”) to sell to the Purchaser, and if such right is exercised, the Purchaser shall have the obligation to purchase from the Company, up to US$20,000,000 (the “Maximum Put Amount;” such elected Put Option amount, the “Aggregate Put Price”) worth of additional shares of Common Stock (the “Put Shares,” and, together with the Initial Shares, the “Shares”) at a price per share equal to 112.5% of the average of the closing prices of the Common Stock, as reported by Nasdaq, during the 10 Trading Days ending on the Trading Day immediately preceding the Put Exercise Date) pursuant to the terms and conditions set forth in this Section 1.4. Notwithstanding the foregoing, the Company may only deliver a Put Notice (as defined below) exercising the Put Option if, following the Initial Closing Date, there has not occurred any of the following events: (i) a Change in Control (as defined below), (ii) a Bankruptcy Event (as defined below) or (iii) a Third Party (as defined below) acquiring or exclusively licensing rights from the Company to the Compound (as defined in the Termination and Transition Agreement) and/or Product (as defined in the Termination and Transition Agreement) in the Territory (as defined in the Termination and Transition Agreement) under an arrangement in which the Company has no right to record on its own behalf the gross invoice amounts charged to third parties for sales of the Product in the Territory. On the Put Exercise Date, the Company shall provide electronic notice to the Purchaser (the “Put Notice”), at the electronic mail address of the Purchaser specified in Section 9.6, of its election to exercise the Put Option and the number of shares of Common Stock that the Company is electing to be subject to the Put Option. The Purchaser shall purchase and pay for the Put Shares (the “Put Closing”) on the twentieth Trading Day following the date of the Put Notice, unless another Trading Day is otherwise agreed to by the Company and the Purchaser (the “Put Closing Date”). On the Put Closing Date, (i) the Company shall sell to the Purchaser the Put Shares, free and clear of any liens and encumbrances, (ii) the Purchaser shall pay the Aggregate Put Price to the Company by wire transfer of immediately available funds denominated in U.S. dollars to the account of the Company previously designated in writing to the Purchaser, and (iii) the Company shall deliver to the Purchaser the Put Shares, represented by Restricted Electronic Shares, which Restricted Electronic Shares shall be subject to the legends required pursuant to Section 2.12 hereof. Notwithstanding the foregoing, the maximum number of Shares that may be subject to the Put Option shall not exceed an amount that, when aggregated solely with the Initial Shares held by the Purchaser on the Put Exercise Date, would cause the Purchaser’s beneficial ownership (measured as of the Put Exercise Date after giving pro forma effect to the issuance of the Put Shares) to exceed 9.99% of the total number of shares of Common Stock then outstanding (as calculated in accordance with the rules and regulations promulgated under the Exchange Act (as defined below)) and the number of Put Shares shall be automatically reduced on the Put Exercise Date to the extent otherwise in excess of such maximum number.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that, as of the date hereof:

2.1 Due Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or ownership of its properties requires such qualification and failure to have such would prevent such party from performing its obligations under this Agreement, with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted. The Purchaser is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

2.2 Due Authorization; Enforceability. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action of the Purchaser, and no other act or proceeding on the part of or on behalf of the Purchaser or its stockholders is necessary to approve the execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles or by limitations on indemnification pursuant to public policy.

2.3 No Conflicts; No Consents. The execution, delivery and performance of this Agreement by the Purchaser will not infringe any law, regulation, judgment or order applicable to the Purchaser and is not and will not be contrary to the provisions of the constitutional documents of the Purchaser and will not (with or without notice, lapse of time or both) result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Purchaser is a party or by which it or its property is bound. There are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the purchase of the Shares by the Purchaser, other than any necessary to ensure compliance with the registration requirements of the Securities Act, or an exemption therefrom, and no consents or approvals are required to be obtained by the Purchaser in connection with the purchase of the Shares by the Purchaser. All consents and approvals of any court, government agencies or other regulatory body required by the Purchaser for the purchase of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.

2.4 Investment Purpose. The Purchaser is acquiring the Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act. The Purchaser has no present intention of changing or influencing the control of the Company.

2.5 Common Stock. As of the date hereof, the Purchaser does not own any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock.

2.6 Investor Status. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

2.7 Reliance on Exemptions. The Purchaser understands that the Shares are being offered and sold to it in reliance on a specific exemption from the registration requirements of United States federal and state securities laws, including the Securities Act, and that the Company is relying upon the truth and accuracy of the Purchaser’s representations and warranties set forth herein in order to determine the availability of such exemption and the eligibility of the Purchaser to acquire the Shares.

2.8 Information. The Purchaser has been afforded the opportunity to ask questions of the Company related to the Company and its business. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser or its advisors and representatives shall modify, amend or affect the Purchaser’s right to rely on the representations and warranties of the Company contained in this Agreement. The Purchaser understands that its investment in the Shares involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

2.9 No Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

2.10 Transfer or Resale. The Purchaser understands that: (i) the Shares have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred in the absence of registration or an applicable exemption from registration requirements; and (ii) the Company is not under any obligation to register the Shares with the Securities and Exchange Commission (the “SEC”) for resale under the Securities Act or any state securities laws.

2.11 Financing. At the Initial Closing and the Put Closing, the Purchaser will have sufficient cash or other immediately available funds to enable the Purchaser to pay the Aggregate Purchase Price and the Aggregate Put Price, as the case may be, and to perform its obligations with respect to the transactions contemplated by this Agreement.

2.12 Legends.

(a) The Purchaser understands that the Stock Certificates or other instruments representing the Shares shall be subject to or bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Stock Certificates in contravention of such legend):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT.

(b) The Purchaser understands that the Stock Certificates or other instruments representing the Shares will also contain a legend reading substantially as follows while the terms of this Agreement are applicable (and the Company agrees that such legend shall not be included on, and shall be removed from, certificates for Shares as to which the terms of this Agreement no longer are applicable):

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCK PURCHASE AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH IMPOSES CERTAIN TRANSFER RESTRICTIONS, VOTING AGREEMENTS AND OTHER OBLIGATIONS ON THE HOLDER OF SUCH SHARES, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCK PURCHASE AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, as of the date hereof, except as set forth in the SEC Reports (as defined below), which exceptions shall be deemed to be representations and warranties as if made hereunder:

3.1 Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or ownership of its properties requires such qualification and failure to have such would prevent such party from performing its obligations under this Agreement, with the requisite corporate authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents.

3.2 Capitalization. As of September 30, 2012, the authorized capital stock of the Company consisted of (i) 100,000,000 shares of Common Stock, of which 42,954,802 shares were outstanding and (ii) 5,000,000 shares of preferred stock, of which no shares were outstanding. As of September 30, 2012, the Company had 6,474,265 shares of Common Stock issuable upon the exercise of outstanding stock options and vesting of other outstanding equity awards and 1,857,013 shares of Common Stock reserved for future issuance under its outstanding equity plans. Since September 30, 2012, the authorized capital stock of the Company has not changed and the number of shares of Common Stock outstanding has not decreased. Other than set forth in this Section 3.2, the SEC Reports, or pursuant to this Agreement, there are no other securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, arrangements or understandings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company.

3.3 Due Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action of the Company, and no other act or proceeding on the part of or on behalf of the Company or its stockholders is necessary to approve the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles or by limitations on indemnification pursuant to public policy.

3.4 No Conflicts; No Consents. The execution, delivery and performance of this Agreement by the Company will not infringe any law, regulation, judgment or order applicable to the Company and is not and will not be contrary to the provisions of the constitutional documents of the Company and will not (with or without notice, lapse of time or both) result in any breach of the terms of, or constitute a default under, any instrument or agreement to which the Company is a party or by which it or its property is bound. There are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the issuance and sale of the Shares by the Company, other than any necessary to ensure compliance with the registration requirements of the Securities Act, or an exemption therefrom, and no consents or approvals are required to be obtained by the Company in connection with the issuance and sale of the Shares by the Company. All consents and approvals of any court, government agencies or other regulatory body required by the Company for the issuance and sale of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.

3.5 SEC Filings; Financial Statements.

(a) Since January 1, 2012, the Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof. Such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed by the Company under the Exchange Act, whether or not any such reports were required to be filed (but not including any materials furnished), being collectively referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements included in the SEC Reports present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act).

3.6 Issuance of Securities. The Shares are duly authorized and, upon payment for the Shares and issuance at the Initial Closing or Put Closing, as applicable, pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and shall be free and clear of all liabilities, debts, obligations, encumbrances, leases, indebtedness, liens, charges, security interests, and pledges, of whatever nature, whether fixed or contingent, disclosed or undisclosed, foreseen or unforeseen, except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws. The Company has not sold, issued or distributed any shares of Common Stock during the six-month period preceding the date of this Agreement, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to (i) employee benefit plans, qualified stock option plans or other employee compensation plans or arrangements, or pursuant to outstanding options, restricted stock units, rights or warrants and (ii) the Company’s underwritten public offering on July 30, 2012.

3.7 The NASDAQ Stock Market. The Company’s Common Stock is listed on Nasdaq. The Company is in compliance with applicable Nasdaq continued listing requirements, and to the Company’s knowledge there are no proceedings pending or threatened against the Company to revoke or suspend such listing. The Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.

3.8 Private Offering. Assuming the correctness of the representations and warranties of the Purchaser set forth in Article II hereof, the offer and sale of the Shares hereunder is exempt from registration under the Securities Act.

3.9 Absence of Existing Defaults and Conflicts. The Company is not in violation of its certificate of incorporation or bylaws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its properties is subject, except such defaults that would not have a Material Adverse Effect.

3.10 Legal and Governmental Proceedings.

(a) There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company is a party or to which any of the properties of the Company is subject other than proceedings that would not (i) have a Material Adverse Effect or (ii) effect the power or ability of the Company to perform its obligations under this Agreement in any material manner (other than, for the avoidance of doubt, the proceedings between the parties and the transactions contemplated under the Termination and Transition Agreement and this Agreement).

(b) The Company is not subject to any material judgment, order, writ, injunction or decree of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator.

3.11 No Material Adverse Change in Business. Since September 30, 2012, (i) there has been no Material Adverse Effect; (ii) the Company has not incurred any liability or obligation, direct or contingent, nor entered into any material transaction, except those liabilities or obligations incurred or transactions entered into in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of the financial statements of the Company included in the SEC Reports, none of which, individually or in the aggregate, would have a Material Adverse Effect; (iii) the Company has not purchased any of its outstanding capital stock other than ordinary and customary repurchases of restricted stock from employees upon termination of service pursuant to the terms of the Company’s equity incentive plans, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iv) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company.

3.12 No Unlawful Payments. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, agent, or representative of the Company, has taken or, with respect to the

Company, will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company acknowledges that it has and enforces a policy concerning compliance with applicable anti-corruption laws.

ARTICLE IV

COVENANTS

4.1 Form D and “Blue Sky;” Listing. The Company may elect to file a Form D with respect to the Shares in compliance with Regulation D under the Securities Act. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchaser pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States and any applicable foreign jurisdictions. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States and any applicable foreign jurisdictions following the Initial Closing Date. The Company shall use its commercially reasonable efforts to take any required action to cause the Shares to be listed on Nasdaq as soon as practicable.

4.2 Rule 144. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, after the end of the Transfer Restriction Period upon the request of the Purchaser, make publicly available such information as necessary to permit sales of the Shares by Purchaser pursuant to Rule 144 under the Securities Act), and it will take such further action as the Purchaser may reasonably request, all to the extent required from time to time to enable the Purchaser to sell such Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time; provided, however, that all sales of the Shares by Purchaser will be subject to compliance with the transfer restrictions of Article V.

4.3 Termination of Covenants. The provisions of Sections 4.1 and 4.2 shall terminate and be of no further force and effect on the date on which the Purchaser no longer holds any Shares.

4.4 Expenses; Fees. The Company and the Purchaser shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

4.5 Further Assurances. The Company and the Purchaser agree to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other party hereto in complying with the terms hereof.

4.6 Additional Stock Acquisition. The Purchaser agrees not to acquire any beneficial ownership in any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (other than the Shares) from the date hereof until the earlier of (i) the date that is six months and 10 Trading Days after the Initial Closing Date and (ii) the Put Closing Date, without the prior written consent of the Company.

ARTICLE V

TRANSFER RESTRICTIONS

5.1 Restrictions on Transfer of Shares within Transfer Restriction Period. The Purchaser agrees not to sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (each, a “Transfer”), all or any part of or any interest in (i) the Initial Shares for a period ending on the date that is six months after the Initial Closing Date and (ii) the Put Shares for a period ending on the date that is six months after the Put Closing Date (each, a “Transfer Restriction Period”). Any Transfer of the Initial Shares or the Put Shares made within the applicable Transfer Restriction Period shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company. The restrictions on Transfer set forth in this Section 5.1 shall not apply to Transfers to an Affiliate of the Purchaser, provided that each transferee agrees in writing as a condition precedent to such Transfer to be bound by the terms of this Article V.

5.2 Restrictions on Transfer of Shares after Transfer Restriction Period. After the applicable Transfer Restriction Period has expired, the Purchaser agrees that, until such time that is 90 days after the Shares owned by the Purchaser represent less than 2.00% of the issued and outstanding Common Stock, any Transfer or Transfers of (i) the Shares within any one-week period shall not exceed 1.00% of the number of shares of Common Stock outstanding, (ii) the Shares within any three-month period shall not exceed 5.00% of the number of shares of Common Stock outstanding, (iii) the Initial Shares within any three-month period shall not exceed the number of Initial Shares and (iv) the Put Shares within any three-month period shall not exceed the number of Put Shares (the “Transfer Volume Limitation”).

5.3 Lapse of Transfer Restrictions. Notwithstanding anything else under this Article V (but subject to the requirements of Section 2.12), all restrictions on Transfers under this Article V shall lapse and no longer be under effect if there has been a Change in Control or a Bankruptcy Event.

5.4 Removal of Legends. The legends set forth in Section 2.12 shall be removed and the Company (or the Transfer Agent) shall, upon request, promptly issue a Stock Certificate without such legends to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are sold or transferred pursuant to an effective registration statement under the Securities Act and in compliance with this Agreement, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company and the Transfer Agent with reasonable and customary assurance (including, to the extent required by the Transfer Agent, an opinion of counsel), in a reasonably acceptable form to the Company and the Transfer Agent, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the Securities Act, and such transfer is in compliance with this Agreement, or (iii) such holder provides the Company and the Transfer Agent with reasonable and customary assurance (including, to the extent required by the Transfer Agent, an opinion of counsel), in a reasonably acceptable form to the Company and the Transfer Agent, that the Shares can be sold, assigned or transferred pursuant to Rule 144 of the Securities Act without any restriction as to the number of securities that can then be immediately sold and in compliance with this Agreement. The Company and the Purchaser agree to cooperate with each other, and with the Transfer Agent, in order to facilitate the orderly and efficient removal of any legends upon Transfers of the Shares in compliance with this Agreement.

ARTICLE VI

VOTING OF SHARES

6.1 Voting Agreement. At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, (i) the Purchaser will appear or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum, through granting a proxy or otherwise, (ii) the Purchaser shall vote (or cause to be voted), covering all of the Shares, in the same proportion (e.g. for, against, withheld, abstain, and/or electing any other choice (such as frequency for any stockholder vote on executive compensation)) as the votes that are collectively cast by all other holders of the Company’s Common Stock who are present and voting with respect to such matter and (iii) if such meeting involves a vote regarding a Change in Control or similar transaction that would give rise to any appraisal rights or dissenter’s rights in respect of the Shares, the Purchaser agrees to waive and not to exercise any such appraisal rights or dissenter’s rights.

6.2 Termination of Voting Agreement. The provisions of this Article VI will terminate (i) with respect to any Shares that are transferred in compliance with this Agreement, upon such transfer, and (ii) with respect to all other Shares, upon the earliest of any of the following events: (A) the Shares owned by the Purchaser representing less than 2.00% of the issued and outstanding Common Stock, (B) a Change in Control being consummated with respect to the Company and (C) a Bankruptcy Event; provided, however, that notwithstanding this Section 6.2, if applicable, clause (iii) of Section 6.1 will survive until the expiration of any period in which to perfect or exercise such appraisal rights or dissenter’s rights.

ARTICLE VII

CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL

The obligation of the Company hereunder to issue and sell the Initial Shares and the Put Shares to the Purchaser at the Initial Closing and Put Closing, respectively, is subject to the satisfaction, at or before the applicable closing date as specified below, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time by providing the Purchaser with prior written notice thereof:

7.1 With respect to the Initial Shares, the Purchaser shall have executed and delivered to the Company the Termination and Transition Agreement, and such agreement shall be in full force and effect consistent with its terms.

7.2 With respect to the Initial Shares, the Purchaser shall have delivered to the Company the Aggregate Purchase Price for the Initial Shares being purchased by the Purchaser at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

7.3 With respect to the Put Shares, the Purchaser shall have delivered to the Company at or before the Put Closing Date the Aggregate Put Price for the Put Shares being purchased by the Purchaser at the Put Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

7.4 With respect to the Initial Shares and the Put Shares, the representations and warranties of the Purchaser shall be true and correct in all material respects as of the date hereof, and the Purchaser shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Initial Closing Date or the Put Closing Date, as applicable.

7.5 With respect to the Initial Shares and the Put Shares, no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Initial Closing or the Put Closing, as applicable, or shall prohibit the Purchaser from acquiring the Shares being sold hereunder.

ARTICLE VIII

CONDITIONS TO PURCHASER’S OBLIGATION TO PURCHASE

The obligation of the Purchaser hereunder to purchase the Initial Shares and the Put Shares at the Initial Closing and Put Closing, respectively, is subject to the satisfaction, at or before the applicable closing date as specified below, of each of the following conditions, provided that these conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time by providing the Company with prior written notice thereof:

8.1 With respect to the Initial Shares, the Company shall have executed and delivered to the Purchaser the Termination and Transition Agreement, and such agreement shall be in full force and effect consistent with its terms.

8.2 With respect to the Initial Shares and the Put Shares, the representations and warranties of the Company shall be true and correct in all material respects as of the date hereof; with respect to the Initial Shares, the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date; with respect to the Put Shares, the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by Sections 4.1 and 4.2 of this Agreement to be performed, satisfied or complied with by the Company at or prior to the Put Closing Date; and the Company shall have delivered to the Purchaser a certificate, dated as of the Initial Closing Date or the Put Closing Date, as applicable, of an executive officer of the Company to such effect with respect to such closing date.

8.3 With respect to the Initial Shares and the Put Shares, no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Initial Closing or the Put Closing, as applicable, or shall prohibit the Purchaser from acquiring the Shares being sold hereunder.

8.4 With respect to the Initial Shares and the Put Shares, the Company shall have delivered to the Purchaser an opinion from Cooley LLP providing opinions solely related to the due authorization, valid issuance, fully paid and nonassessable status of the Initial Shares or the Put Shares, as applicable, and dated as of the date hereof with respect to the Initial Shares or the Put Closing Date with respect to the Put Shares, in the form attached as Exhibit A.

ARTICLE IX

MISCELLANEOUS

9.1 Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to conflict of law principles.

9.2 Waiver of Breach. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the party waiving compliance. The delay or failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

9.3 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each party. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by a duly authorized representative of each party.

9.4 Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.5 Entire Agreement. This Agreement, together with the Termination and Transition Agreement, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous agreements, understandings or representations, either written or oral, between the Company and the Purchaser with respect to such subject matter.

9.6 Notices. Unless otherwise agreed by the parties or specified in this Agreement, all communications between the parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement, unless otherwise specified herein, shall be: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile (receipt verified and a copy promptly sent by another permissible method of providing notice described in paragraphs (a), (b) or (c)), to the following addresses of the parties or such other address for a party as may be specified by like notice:

If to the Company:

XenoPort, Inc.

3410 Central Expressway

Santa Clara, CA 95051

Telephone: (408) 616-7200

Facsimile: (408) 616-7211

Attention: Secretary

With a copy, which shall not constitute notice, to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Telephone:	(650) 493-9300
Facsimile:	(650) 493-6811
Attention:	Kenneth A. Clark
Tony Jeffries

If to the Purchaser:

Glaxo Group Limited

Glaxo Wellcome House, Berkeley Avenue

Greenford, Middlesex, UB6 0NN, England

Telephone:

Facsimile:

Attention: Company Secretary

Email:

With a copy, which shall not constitute notice, to:

GlaxoSmithKline

709 Swedeland Road

P.O. Box 1539

King of Prussia, PA 19406-0939 USA

Telephone:

Facsimile:

Attention: Senior Vice President, Worldwide Business Development

Email:

and

GlaxoSmithKline

2301 Renaissance Boulevard

Mailcode RN0220

King of Prussia, PA 19406-2772

Telephone:

Facsimile:

Attention: Vice President and Associate General Counsel, Business Development Transactions

Email:

Unless otherwise specified herein, any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed or within seven days of dispatch whichever is earlier.

9.7 Assignment. This Agreement shall not be assignable by either party to any Affiliate (as defined below) or Third Party hereto without the written consent of the other party hereto. Subject to the foregoing, this Agreement shall inure to the benefit of each party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 9.7 shall be null and void.

9.8 Headings; Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable; and (d) references to Nasdaq shall include any successor or other national securities exchange or market on which the Common Stock is then listed.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.10 Interpretation. For purposes of this Agreement, the number of shares of Common Stock, including the Shares, and related prices, including the Initial Issue Price and the Aggregate Put Price, shall be appropriately adjusted for stock splits, stock dividends, recapitalizations, consolidations, combinations, exchanges of shares or similar events that are applicable to the shares of Common Stock.

9.11 No Third Party Beneficiaries. Unless otherwise expressly stated herein, nothing in this Agreement, express or implied, is intended to confer upon any Person (as defined below) other than the parties hereto or their respective permitted assignees and successors in interest any rights or remedies under or by reason of this Agreement.

9.12 Public Disclosures and Statements. The Company and the Purchaser agree that neither party nor any of their Affiliates will make any public disclosure regarding this Agreement except as contemplated by the Termination and Transition Agreement; provided, however, that this provision will not limit either party’s right to effect any public disclosure that it is or may be required to make under applicable law, or the rules of applicable securities exchanges, in each case upon advice of legal counsel, including that the Company will be entitled to file a copy of this Agreement as an exhibit to the Company’s reports filed with the SEC.

9.13 Specific Performance and Injunctive Relief. The Company and the Purchaser agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and injunctive relief, in addition to any other remedy at law or equity.

9.14 Certain Definitions.

(a) “Affiliate” of a party shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party, as the case may be, for as long as such control exists. As used herein, “control” shall mean: (a) to possess, directly or indirectly, the power to direct the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least 50% (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such Person.

(b) “Bankruptcy Event” shall mean the Company making an assignment for the benefit of creditors or commencing any proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation law of any jurisdiction or any such petition being filed or any such proceeding being commenced against the Company and either (1) the Company by any act indicating its approval thereof, consents thereto or acquiesces therein or (2) such petition, application or proceeding not being dismissed within 90 days.

(c) “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (a) there is consummated a sale of all or substantially all of the assets of the Company and its subsidiaries in one or a series of integrated transactions not in the ordinary course of business to a Third Party; (b) any person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 50% or more of the then outstanding Common Stock of the Company; or (c) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding Common Stock of the Company immediately prior to such transaction; or (d) individuals who, on the date of this Agreement, are members of the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the board of directors; provided, however, that if the appointment or election (or nomination for election) of any new member of the board of directors was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

(d) “Material Adverse Effect” means any change, effect, event or circumstance that is materially adverse to the business, financial condition, results of operations, or assets and liabilities, taken as a whole, of the Company.

(e) “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

(f) “Third Party” shall mean any Person other than the Company, the Purchaser and their respective Affiliates.

(g) “Trading Day” shall mean a day on which the Common Stock is traded for a regular trading session on Nasdaq.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

XENOPORT, INC.

By:	/s/ Ronald W. Barrett
Ronald W. Barrett, PhD
Chief Executive Officer

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson
	Name:	Paul Williamson
	Title:	Authorized Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

[Signature Page to Stock Purchase Agreement]

Exhibit A

Form of Legal Opinion

            , 2012

Glaxo Group Limited

Glaxo Wellcome House, Berkeley Avenue

Greenford, Middlesex, UB6 0NN, England

Ladies and Gentlemen:

We have acted as counsel for XenoPort Inc., a Delaware corporation (the “Company”), in connection with issuance and sale of shares of Common Stock of the Company, par value $0.001 (the “[Initial][Put] Shares”), to Glaxo Group Limited (the “Purchaser”) pursuant to that certain Stock Purchase Agreement, dated as of             , 2012 by and between the Company and the Purchaser (the “Purchase Agreement”). We are rendering this opinion pursuant to Section 8.4 of the Purchase Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

In connection with this opinion, we have examined and relied upon representations and warranties as to factual matters contained in, and made pursuant to, the Purchase Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed: the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Purchase Agreement), where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the genuineness and authenticity of all signatures on original documents (except the signatures on behalf of the Company to the Purchase Agreement). We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that the Purchaser has received all documents that it was to receive under the Purchase Agreement; that the Purchase Agreement is an obligation binding upon the Purchaser; and that there are no extrinsic agreements or understandings among the parties to the Purchase Agreement that would modify or interpret the terms thereof or the respective rights or obligations of the parties thereunder.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon and subject to the foregoing, and subject to the qualifications and exceptions contained herein, we are of the opinion that the [Initial][Put] Shares, when issued and paid for by the Purchaser pursuant to the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion is intended solely for your benefit and is not to be made available to or to be relied upon by any other person, firm or entity without our prior written consent.

Sincerely,

Cooley LLP

By: